Exhibit 99.1
NEWS RELEASE
UROPLASTY, INC. RAISES $2.1 MILLION IN A PRIVATE PLACEMENT OF
COMMON STOCK AND WARRANTS
MINNEAPOLIS, MN, August 8, 2006 — Uroplasty, Inc. (AMEX: UPI) announced today that it closed a financing transaction, principally with institutional investors, to generate gross proceeds to Uroplasty of $2.1 million. Craig Hallum Capital Group LLC acted as the exclusive placement agent for the transaction.
As part of this transaction, Uroplasty issued approximately 1.4 million shares of Common Stock at $1.50 per share, and five-year warrants exercisable at $2.50 per share to purchase 695,000 additional shares of Common Stock. Uroplasty will file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares.
Uroplasty will use the net proceeds from this transaction for expansion of the U.S. sales and marketing organization, and to fund working capital and general corporate needs. David Kaysen, President and CEO of Uroplasty said, “This transaction gives us the flexibility to execute our fiscal 2007 strategies to market our minimally invasive products for voiding dysfunctions – the Urgent® PC Neuromodulation System and the I STOP™ Mid-Urethral Sling and, outside of the U.S., Macroplastique® Implants as well.”
The shares of Uroplasty’s Common Stock issued in conjunction with this transaction were issued pursuant to exemptions from the registration requirements of the Securities Act of 1993, as amended, and applicable state securities laws and are “restricted securities.” As such, these shares may not be offered or sold in the United States absent an exemption from, or registration under, the Securities Act and any applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy any such shares, nor shall there be any sale of Uroplasty’s Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.
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Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions, including urinary and fecal incontinence, overactive bladder and vesicoureteral reflux.
The Urgent® PC Neuromodulation System is a proprietary, minimally invasive nerve stimulation device designed for office-based treatment of overactive bladder symptoms of urge incontinence, urinary urgency and urinary frequency. Application of neuromodulation therapy targets specific nerve tissue and disrupts the signals that lead to the symptoms of overactive bladder. Uroplasty sells the Urgent PC system in the United States, in Canada and in countries recognizing the CE mark. Outside the United States, the Urgent PC is also indicated for the treatment of fecal incontinence
The I-STOP™ Mid-Urethral Sling is a biocompatible, tension-free sling used to treat female stress urinary incontinence. The I-STOP sling provides a hammock-like support for the urethra to prevent urine leakage associated with activities such as coughing, laughing, lifting or jumping. Uroplasty sells the I-STOP Sling in the United Kingdom and in the United States.
Macroplastique® Implants, Uroplasty’s patented soft tissue bulking agent, is used to treat both female and male urinary incontinence and to treat vesicoureteral reflux in children. When Macroplastique is injected into tissue, it stabilizes and “bulks” the tissue, providing the surrounding muscles with increased capability to control the flow of urine. Additionally, Uroplasty markets soft tissue bulking agents for specific indications such as PTQ™ Implants for the treatment of fecal incontinence, VOX® Implants for the treatment of vocal cord rehabilitation and Bioplastique® for augmentation or restoration of soft tissue defects in plastic surgery indications. Uroplasty’s bulking products are sold outside the United States.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions, which indicate future events and trends, identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing products in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, our historical reliance on a single product for most of our current sales; our ability to commercialize our recently licensed product lines; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of clinical trials; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price.
FOR FURTHER INFORMATION: visit Uroplasty’s web page at www.uroplasty.com or contact Mr. David B. Kaysen, President and CEO at 952-426-6140 or Mahedi A. Jiwani, Vice President, CFO & Treasurer at 952-426-6152.
UROPLASTY, INC.
5420 Feltl Road
Minnetonka, Minnesota 55343
Fax: 952.426.6199